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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)—February 24, 2004

Plains All American Pipeline, L.P.
(Name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-14569 (Commission File Number)	76-0582150 (I.R.S. Employer Identification No.)
333 Clay Street, Suite 1600 Houston, Texas 77002 (713) 646-4100 (Address, including zip code, and telephone number, including area code, of Registrants principal executive offices)
N/A (Former name or former address, if changed since last report.)

Item 7. Financial Statements and Exhibits

(c)
Exhibit 99.1—Press Release dated February 24, 2004

Item 9 and 12. Regulation FD Disclosure; Results of Operations and Financial Condition

        Today we issued a press release reporting our fourth quarter and full year 2003 results. We are furnishing the press release, attached as Exhibit 99.1, pursuant to Item 9 and Item 12 of Form 8-K. We are also furnishing pursuant to Item 9 our projections of certain operating and financial results for the first quarter of 2004 and modifying certain aspects of our preliminary guidance for financial performance for the full year of 2004. In accordance with General Instructions B.2. and B.6. of Form 8-K, the information presented herein under Item 9 or Item 12, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Disclosure of First Quarter 2004 Estimates; Update of Full Year 2004 Guidance

        EBIT and EBITDA (each as defined below in Note 1 to the "Operating and Financial Guidance" table) are non-GAAP financial measures, and are reconciled to Net Income in Note 3 below. EBIT and EBITDA are impractical to reconcile to cash flows from operating activities for forecasted periods. Net income and cash flows from operating activities are the most directly comparable GAAP measures for EBIT and EBITDA. We encourage you to visit our website at www.paalp.com, in particular the section entitled "Non-GAAP Reconciliation," which presents a historical reconciliation of certain non-GAAP financial measures that are commonly used, such as EBIT and EBITDA. EBIT and EBITDA are presented because we believe they provide additional information with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures, and working capital requirements. We also believe that debt holders commonly use EBITDA to analyze partnership performance.

        The following table reflects our current range of guidance for operating and financial results for the first quarter of 2004 and full year ending December 31, 2004. Our guidance is based on assumptions and estimates that we believe are reasonable based on our assessment of historical trends and business cycles and currently available information; however, our assumptions and our future performance are both subject to a wide range of business risks and uncertainties, so we cannot assure you that actual performance will fall within these guidance ranges. Please refer to the information under the caption "Forward-Looking Statements and Associated Risks" below. These risks and uncertainties could cause our actual results to differ materially from those in the following table. The operating and financial guidance provided below is given as of the date hereof, based on information known to us as of February 23, 2004.

Operating and Financial Guidance

	Quarter Ending March 31, 2004		Year Ending December 31, 2004
	Low	High	Low	High
	(in thousands, except per unit data)
Pipeline segment margin	$29,800	$30,600	$132,500	$134,500
Gathering, Marketing, Terminalling & Storage segment margin	29,200	31,100	119,400	122,800
Long Term Incentive Plan (LTIP) Charge—Operations	(400)	(400)	(800)	(800)

Total Segment Margin	$58,600	$61,300	$251,100	$256,500
General and Administrative (G&A) Expense	(15,000)	(14,700)	(56,900)	(56,300)
LTIP Charge—G&A	(1,500)	(1,500)	(3,700)	(3,700)

EBITDA	$42,100	$45,100	$190,500	$196,500
Depreciation and Amortization Expense	(13,400)	(13,200)	(57,300)	(56,900)

EBIT	$28,700	$31,900	$133,200	$139,600
Interest Expense	(9,400)	(9,200)	(39,350)	(38,850)

Net Income	$19,300	$22,700	$93,850	$100,750

Net Income to Limited Partners	$17,303	$20,635	$85,475	$92,237

Basic Weighted Avg Units Outstanding	58,424	58,424	58,895	58,895

Basic Net Income Per Limited Partner Unit	$0.30	$0.35	$1.45	$1.57

Diluted Weighted Avg Units Outstanding	58,833	58,833	N/A	N/A

Diluted Net Income per Limited Partner Unit	$0.29	$0.35	N/A	N/A

Items Impacting Comparability (in thousands)
LTIP Charge	$(1,900)	$(1,900)	$(4,500)	$(4,500)
SFAS 133 (See Note 2)	$—	$—	$—	$—

	$(1,900)	$(1,900)	$(4,500)	$(4,500)

Excluding Items Impacting Comparability (in thousands)
EBITDA	$44,000	$47,000	$195,000	$201,000

Net Income	$21,200	$24,600	$98,350	$105,250

Net Income per Limited Partner Unit	$0.33	$0.39	$1.53	$1.64

Diluted Net Income per Limited Partner Unit	$0.33	$0.38	N/A	N/A

Notes and Significant Assumptions:

1.
EBITDA means Earnings Before Interest, Taxes, Depreciation, and Amortization. EBIT means EBITDA less Depreciation and Amortization. Segment margin excludes depreciation.

2.
Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The forecast presented above does not include assumptions or projections with respect to potential gains or losses related to SFAS 133, as there is no accurate way to forecast these potential gains or losses. The potential gains or losses related to SFAS 133 could materially change reported net income (related primarily to non-cash, mark-to-market gains or losses).

3.
Reconciliation of EBIT and EBITDA to Net Income. The following table reconciles forecasted EBIT and EBITDA to forecasted net income:

        Net Income to EBITDA Reconciliation

	Quarter Ending March 31, 2004		Year Ending December 31, 2004
	Low	High	Low	High
	(in thousands)
Net Income	$19,300	$22,700	$93,850	$100,750
Interest expense	9,400	9,200	39,350	38,850

Earnings before interest and taxes ("EBIT")	28,700	31,900	133,200	139,600
Depreciation and amortization expense	13,400	13,200	57,300	56,900

EBITDA	$42,100	$45,100	$190,500	$196,500

4.
Pipeline Segment Margin. Pipeline volume and tariff estimates are based on historical operating performance and our outlook for future performance. Actual results could vary materially depending on volumes that are shipped. Average pipeline volumes are estimated to be approximately 1,070,000 barrels per day for the first quarter of 2004 (compared to average 4Q03 volumes of 973,000). Full year 2004 volumes are estimated to average 1,170,000 barrels per day. Major differences between 4Q03 and 1Q04 volumes include an average increase of approximately 70,000 barrels per day due to the anticipated completion of the March 1, 2004 acquisition of Shell's interest in the Capline and Capwood Pipelines (the "Capline Acquisition"). These pipelines are estimated to generate average volumes of approximately 210,000 barrels per day during a full quarter (See Note 15 for further assumptions regarding this acquisition). Other significant changes include the net effect of a complete quarter for both the South Saskatchewan (South Sask) and Atchafalaya Pipelines, which were purchased during the fourth quarter of 2003. Volumes on Basin Pipeline (our largest volume pipeline system) for the first quarter are forecast at approximately 270,000 barrels per day (compared to average 4Q03 volumes of approximately 262,000 barrels per day). All American Pipeline volumes (our highest per barrel tariff volumes), which transport Outer Continental Shelf (OCS) production, are estimated to make up approximately 5% of total daily volumes, or approximately 56,000 barrels per day (compared to average 4Q03 volumes of 58,000 barrels per day). Revenues are forecast using these volume assumptions, current tariffs and estimates of tariff escalation rates and operating expenses, each of which we believe are reasonable. A 5,000 barrel per day variance in OCS volumes would have an approximate $0.8 million effect on segment margin for each quarter and an approximate $3.2 million effect on an annualized basis. Within a reasonable range of forecasted levels, an average 10,000 barrel per day variance in the Basin Pipeline System, which is equivalent to an estimated 4% volume variance on that pipeline system, would have an approximate $0.2 million effect on segment margin for each quarter and an approximate $0.8 million effect on an annualized basis.

5.
Gathering, Marketing, Terminalling and Storage Segment Margin. Market conditions for Gathering & Marketing experienced in 2003 were strong due to the volatility caused by many different economic and geopolitical issues (e.g.. war with Iraq, strikes in Venezuela, uncertain global economic conditions, etc.). Our 2004 guidance assumes that crude oil markets return to normal conditions, which includes some volatility, but not the level experienced during 2003. Forecast volumes for Gathering & Marketing are approximately 540,000 barrels per day (including approximately 475,000 barrels per day of lease gathered barrels and 65,000 barrels per day of LPG volumes) for the first quarter of 2004 (compared to average 4Q03 volumes of 522,000 barrels per day including 459,000 barrels per day of lease gathered barrels and 63,000 barrels per day of LPG volumes). Volumes are estimated to average approximately 552,000 barrels per day for the full year of 2004 (comprising approximately 500,000 barrels per day of lease gathered barrels and 52,000 barrels per day of LPG volumes). Segment margin is forecast using these volume assumptions and estimates of unit margins and operating expenses, each of which we believe are reasonable, based on current and anticipated market conditions. Realized unit margins for any given lease gathered barrel could vary significantly based on a variety of factors including location, quality and contract structure. However, based on our projected average margin for the first quarter of 2004, a 5,000 barrel per day variance in lease gathering volumes would have an approximate $0.3 million effect on segment margin for each quarter and an approximate $1.1 million effect on an annualized basis. A $0.01 per barrel variance in the aggregate average segment margin would have an approximate $0.5 million effect on segment margin for each quarter and an approximate $2.0 million effect on an annualized basis.

6.
General and Administrative Expense. G&A expense excluding LTIP charge is forecast to be between $14.7 million and $15.0 million for the first quarter of 2004 and between $56.3 million and $56.9 million for the full year of 2004. Significant increases to general and administrative expenses are expected due to Sarbanes-Oxley requirements, corporate insurance, and increased personnel required as a result of acquisition activity and in anticipation of continued organic growth. We have forecast G&A expenses attributable to complying with requirements of the Sarbanes-Oxley Act using estimates we consider reasonable. However, given the relatively short history of the Act and the new requirements with respect to Section 404 of the Act, these expenses could increase significantly. Section 404 of the Act is effective for fiscal years ending after June 30, 2004 and requires management to make an assertion of the adequacy of internal controls, and our independent accountants to attest to management's assertion.

7.
Interest Expense. First quarter interest expense is forecast to be between $9.2 million and $9.4 million assuming an average long-term debt balance of approximately $585.0 million and the current outlook for interest rate indices, which translates into an average interest rate for the partnership of approximately 6.4%, including our fixed rate debt, current interest rate hedges on floating rate debt and commitment fees. Approximately $0.4 million of forecast interest expense is non- cash and attributable to the amortization of interest rate hedges that were terminated in December 2003 at the time we issued senior unsecured notes. Interest expense for the full year of 2004 is forecast to be between $38.9 million and $39.4 million assuming an average long-term debt balance of approximately $694.0 million and the current outlook for interest rate indices, resulting in an average interest rate for the partnership of approximately 5.6%, including our fixed rate debt, current interest rate hedges on floating rate debt and commitment fees. The forecast is based on estimated cash flow, current distribution rates, the Capline Acquisition announced in December 2003, capital projects and linefill purchases, planned sales of surplus equipment, forecast timing of collections and payments, and forecast levels of inventory and other working capital sources and uses, each of which we believe are reasonable. Approximately $1.4 million of forecast interest expense for the year is non-cash and attributable to the amortization of the terminated interest rate hedges noted above. Approximately 35% of our expected average 2004 full year long-term debt balance is subject to floating interest rates, generally based on LIBOR. Accordingly, an increase in LIBOR will have a negative impact on our results. LIBOR rates are currently at or near a historical low level.

8.
Depreciation & Amortization. Depreciation and amortization is forecast based on our existing depreciable assets and forecast capital expenditures. Depreciation is computed using the straight-line method over estimated useful lives, which range from 5 years for office property and equipment to 40 years for certain pipelines, crude oil terminals and facilities. The majority of our crude oil pipelines are depreciated over 30 years.

9.
Units Outstanding. Basic weighted average units outstanding for the first quarter of 2004 are based on the 58,331,960 units outstanding as of December 31, 2003 plus the effect of approximately 138,000 common units issued in satisfaction of the vesting of restricted units in February 2004 related to the Long Term Incentive Plan ("LTIP"), see Note 14. Basic weighted average units for the full year of 2004 are based on the current units outstanding and include the effect of the issuance of approximately 319,000 units under our LTIP in the first and second quarters of 2004 and the anticipated issuance of approximately 409,000 units (two-thirds of the total potential units) in order to satisfy the contingent consideration associated with the Canpet acquisition (see Note 11). Diluted weighted average units outstanding in the first quarter of 2004 include the effect of the issuance of units in payment of the contingent consideration for the Canpet acquisition. There are currently no dilutive securities or obligations anticipated to be outstanding as of December 31, 2004. Approximately 30,000 units (net of cash payments) are expected to be issued in the second half of 2004 to satisfy the continued vesting of units under our LTIP.

10.
Net Income per Unit. Basic net income per limited partner unit is calculated by dividing the net income allocated to limited partners by the basic weighted average units outstanding during the period. Diluted net income per limited partner unit is calculated by dividing the net income allocated to limited partners by the diluted weighted average units outstanding during the period. As noted below, the net income allocated to limited partners is impacted by the income allocated to the general partner and the amount of the incentive distribution paid to the general partner. Based on the forecasted number of units outstanding during the projection period and the current general partner incentive distribution level, for each $0.05 per unit annual increase in the distribution rate, net income available for limited partners will be decreased by approximately $1.0 million ($0.02 per unit) on an annualized basis.

11.
Potential Effect of Changes in Capital Structure. Interest expense, net income and net income per unit estimates are based on our capital structure and known changes as of February 23, 2004. In December 2003, we raised approximately $88 million in a public equity offering in anticipation of consummating the pending Capline Acquisition. In addition, any future refinancing of our bank debt through the issuance of long-term, fixed rate debt would increase projected interest expense. To adhere to our established financial growth strategy, we anticipate that we will issue additional equity in connection with any future acquisitions not included in the current forecast. Depending on the terms, any such equity issuance may dilute the net income per unit forecasts included in the foregoing table. The foregoing financial results and per unit estimates will change, depending on the timing and the terms of any debt or equity we might issue.

  In connection with the CANPET acquisition in July 2001, approximately $26.5 million Canadian of the purchase price, payable in cash or common units, was deferred subject to various performance objectives being met. These objectives were met as of December 31, 2003 and the deferred amount is payable on April 30, 2004. The number of common units issued in satisfaction of the deferred payment will depend upon the average trading price of our common units for a ten-day trading period prior to the payment date and the Canadian and U.S. dollar exchange rate on the payment date. In addition, an amount will be paid equivalent to the distributions that would have been paid on the common units had they been outstanding since the acquisition was consummated. At our option, the deferred payment may be paid in cash rather than the issuance of units. Assuming one-third of the contingent purchase price and all past distributions are paid in cash and the remainder is satisfied with common units, based on the foreign exchange rate at December 31, 2003, (Canadian dollar to U.S. dollar exchange rate of 1.30 to 1) and a unit price of $33.35 per unit approximately 409,000 units would be issued, and are included in our forecast.

12.
Net Income to Limited Partners. The amount of income allocated to our limited partnership interests is 98% of the total partnership income after deducting the amount of the general partner's incentive distribution. Based on a $2.25 annual distribution level and the units anticipated to be outstanding, our general partner's distribution is forecast to be approximately $9.3 million annually, of which $6.6 million is attributed to the incentive distribution rights. The relative amount of the incentive distribution increases with the number of units outstanding and the level of the distribution on the units.

13.
Capital Expenditures. Expansion capital expenditures are forecast to be approximately $18.4 million for the first quarter and $51.2 million for the full year of 2004. Expansion projects planned in 2004 include the Cushing Phase IV Expansion—$10.0 million; upgrades related to prior acquisitions—$22.5 million (e.g. Red River, ArkLaTex, Atchafalaya, Eugene Island, Alto, and South Sask); the Iatan System Expansion—$6.0 million; Information Systems related projects—$4.5 million; and $8.2 million for various other operations projects. As described in Note 15 below, our forecast also includes $158.0 million (inclusive of a $15.8 million performance deposit paid in December 2003) of acquisition capital for the Capline Acquisition. Maintenance capital expenditures are forecast to be approximately $2.8 million for the first quarter and $11.7 million for the full year of 2004, of which $0.2 million and $1.8 million, respectively, is related to the Capline Acquisition. Unless otherwise known at the time, we forecast maintenance capital to be incurred ratably throughout the year.

14.
Vesting under Long-Term Incentive Plan. In February 2004 we issued approximately 138,000 common units (after netting for taxes) in connection with the vesting of phantom units under our LTIP. In addition, we paid cash in lieu of issuing units with respect to approximately 104,000 phantom units. All the vesting requirements, other than continued employment, have been met with respect to an additional 473,000 phantom units that will vest in May 2004. We anticipate issuing approximately 181,000 common units after netting for taxes. We also anticipate paying the cash equivalent (in lieu of issuing units) with respect to approximately 202,000 phantom units. The LTIP charge is based on a unit price of $33.35 per unit. The actual expense associated with the May vesting (cash and non-cash) will depend upon the unit value at the time of vesting. An additional $2.0 million of expense is included in the second half of 2004 for the continuation of the LTIP. We currently anticipate 50% of this will be settled in cash and the remainder in units, resulting in the issuance of approximately 30,000 units.

15.
Acquisitions. Although acquisitions constitute a key element of our growth strategy, these results and estimates include only one prospective acquisition, the Capline Acquisition, which is subject to a definitive purchase and sale agreement and is anticipated to close on or about March 1, 2004. No assumptions or forecasts for any other material acquisitions have been included. Based on the midpoint of our forecast annualized range of cash flow from operating activities for the Capline Acquisition ($17.0 million to $21.0 million), we expect it will increase cash flow from operating activities, net income and net income per limited partner unit by approximately $1.5 million, $0.8 million, $0.01 per limited partner unit, respectively for the first quarter and approximately $15.7 million, $8.3 million, $0.14 per limited partner unit, respectively for the full year of 2004.

16.
Canadian Foreign Exchange Rate. An average Canadian dollar to U.S. dollar exchange rate of 1.35 to 1 has been utilized for both the first quarter and full year of 2004.

Forward-Looking Statements And Associated Risks

        All statements, other than statements of historical fact, included in this report are forward-looking statements, including, but not limited to, statements identified by the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast" and similar expressions and statements regarding our business strategy, plans and objectives of our management for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

  •
  abrupt or severe production declines or production interruptions in outer continental shelf crude oil production located offshore California and transported on the All American Pipeline;
  •
  declines in volumes shipped on the Basin Pipeline and our other pipelines by third party shippers;
  •
  the availability of adequate third party production volumes in the areas in which we operate;
  •
  demand for various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements;
  •
  fluctuations in refinery capacity in areas supplied by our transmission lines;
  •
  the effects of competition;
  •
  the success of our risk management activities;
  •
  the impact of crude oil price fluctuations;
  •
  the availability (or lack thereof) of acquisition or combination opportunities and successful consummation thereof (including the Capline Acquisition);
  •
  successful integration and future performance of acquired assets;
  •
  continued creditworthiness of, and performance by, our counterparties;
  •
  our levels of indebtedness and our ability to receive credit on satisfactory terms;
  •
  successful third-party drilling efforts in areas in which we operate pipelines or gather crude oil;
  •
  completion of announced oil sands projects;
  •
  shortages or cost increases of power supplies, materials or labor;
  •
  weather interference with business operations or project construction;
  •
  the impact of current and future laws and governmental regulations;
  •
  the currency exchange rate of the Canadian dollar;
  •
  environmental liabilities that are not covered by an indemnity, insurance or existing reserves;
  •
  fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our LTIP; and
  •
  general economic, market or business conditions.

We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which information is incorporated by reference herein.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
Date: February 24, 2004	By: Plains AAP, L. P., its general partner
	By:	/s/ PHIL KRAMER
	Name:	Phil Kramer
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated February 24, 2004

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  Item 7. Financial Statements and Exhibits
  Item 9 and 12. Regulation FD Disclosure; Results of Operations and Financial Condition
Operating and Financial Guidance
SIGNATURES
EXHIBIT INDEX